Prospect Energy Corporation Provides Senior Secured Debt Financing to Genesis Coal Corporation

NEW YORK, NY -- 02/09/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided $6,925,000 of senior secured debt financing to Genesis Coal Corporation ("Genesis"), a coal production company based in Prestonsburg, Kentucky.

Genesis is led by Jerry Tackett and David Stetson, who have significant experience in the Appalachian coal business. Genesis holds leases on approximately 4,700 mineral acres with approximately 10 million recoverable tons of low to medium sulfur coal reserves in Floyd County, Kentucky. The majority of this coal is located underground. Genesis has separate fixed-price multi-year contracts for a majority of its production with a major electric utility and a major coal producer and marketer.

Prospect's funding is being utilized to acquire non-management shareholder interests, to acquire additional mining equipment, and to increase production rates. Prospect is receiving a significant equity ownership position in Genesis as part of the investment.

"We recognize that Prospect is a leading investor in mid-sized coal companies, and we look forward to growing our company with Prospect's value-added capital," said Jerry Tackett, President and Chief Executive Officer of Genesis.

"Our investment in Genesis is our third coal-related investment in the Appalachian region and our fifth energy investment in the Appalachian region, an area rich in natural resources and great people," said Grier Eliasek, President and COO of Prospect. "We look forward to financing other energy-related companies in Appalachia, and beyond."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. We seek both current income and long-term capital gains by making debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have also elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have a material adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements are likely to be affected by other unknowable future conditions and events, including many that are or are not under our control, and that we may or may not have anticipated or considered; accordingly, such statements cannot be guarantees or assurances of any aspect of the future or future performance by us or anyone else. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702